Exhibit 10.1

[Letterhead of the U.S. Department of the Treasury]

Secretary of the Treasury
January 2, 2025

The Honorable Sandra L. Thompson
Director
Federal Housing Finance Agency
400 7th Street SW
Washington, DC 20219

Dear Director Thompson:

Reference is made to (a) the Amended and Restated Preferred Stock Purchase Agreement dated as of September 26, 2008, as amended (the Agreement), between the United States Department of the Treasury (Treasury) and the Federal National Mortgage Association (the Enterprise), acting through the Federal Housing Finance Agency (the Agency) as its Conservator, (b) the Amended and Restated Certificate of Designation executed pursuant to the Agreement (the Certificate), and (c) the warrant, as such term is defined in the Agreement (the Warrant). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement, the Certificate, and the Warrant.

Treasury and the Enterprise have heretofore entered into:

(a)the Amendment, dated as of May 6, 2009, to the Agreement (First Amendment), in which Treasury and the Enterprise increased to $200,000,000,000 the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, and amended the terms of the Agreement in certain other respects;

(b)the Second Amendment, dated as of December 24, 2009, to the Agreement (Second Amendment), in which Treasury and the Enterprise modified the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, as previously amended, by replacing the fixed maximum aggregate amount with the new formulaic maximum amount specified therein, and amended the terms of the Agreement, as previously amended, in certain other respects;

(c)the Third Amendment, dated as of August 17, 2012, to the Agreement (Third Amendment), in which Treasury and the Enterprise agreed that the Enterprise would modify the dividend rate provision set forth in the Certificate, and amended the terms of the Agreement, as previously amended, in certain other respects;

(d)the letter agreement, dated as of December 21, 2017 (First Letter Agreement), in which Treasury and the Enterprise agreed that the Enterprise would further amend the dividend rate provision set forth in the Certificate to establish an Applicable Capital Reserve Amount of $3,000,000,000, such that dividends are payable only if, and in the amount by which, the Dividend Amount, as previously amended, exceeds the Applicable Capital Reserve Amount, and to increase the liquidation preference of the outstanding shares of senior preferred stock by an equal amount;

(e)the letter agreement, dated as of September 27, 2019 (Second Letter Agreement), in which Treasury and the Enterprise agreed that the Enterprise would further amend the dividend rate provision set forth in the Certificate to establish an Applicable Capital Reserve Amount of $25,000,000,000, such that dividends are payable only if, and in the amount by which, the Dividend Amount, as previously amended, exceeds the Applicable Capital Reserve Amount; to increase the liquidation preference of the outstanding shares of senior preferred stock by $22,000,000,000; and to negotiate and execute an additional amendment to the Agreement;

(f)the letter agreement, dated as of January 14, 2021 (Third Letter Agreement), in which Treasury and the Enterprise agreed that the Enterprise would modify the dividends and liquidation preference provisions set forth in the Certificate, and amended the terms of the Agreement with respect to the Periodic Commitment Fee, issuance of capital stock, conservatorship, covenants of the Enterprise, and in certain other respects; and

(g)the letter agreement, dated as of September 14, 2021 (Fourth Letter Agreement), in which Treasury and the Enterprise agreed to suspend the requirements, introduced by the Third Letter Agreement, that imposed certain restrictions on the Enterprise’s acquisition of Single-Family Mortgage Loans and Multifamily Mortgage Assets.

Treasury and the Enterprise are each authorized to enter into this letter agreement further amending the Agreement, the Certificate, and the Warrant as provided herein. Therefore, for and in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Treasury and the Enterprise agree as follows:

I.Amendments to the Agreement

A.Amendments to Article 1 (Amending or Deleting Definitions for Certain Defined Terms)

Article 1 of the Agreement is hereby amended by modifying the definition of “Enterprise Regulatory Capital Framework” to read as follows:

“Enterprise Regulatory Capital Framework” means the rule promulgated by the Agency at 12 CFR pt. 1240, as amended from time to time.

Article 1 of the Agreement is hereby amended by modifying the definition of “Indebtedness” to read as follows:

“Indebtedness” of any Person means, for purposes of Article 5.5 only, without duplication, (a) all obligations of such Person for money borrowed by such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than trade accounts payable, (e) all Capital Lease Obligations of such Person, (f) obligations, whether contingent or liquidated, in respect of letters of credit (including standby and commercial), bankers’ acceptances and similar instruments, and (g) any obligation of such Person, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of the types set forth in clauses (a) through (f) payable by another Person other than Mortgage Guarantee Obligations. Indebtedness balances or amounts shall be measured at par value for purposes of Article 5.5 only.

Article 1 of the Agreement is hereby amended by modifying the definition of “Mortgage Assets” to read as follows:

“Mortgage Assets” of any Person means assets of such Person consisting of mortgages, mortgage loans, mortgage-related securities, participation certificates, mortgage-backed commercial paper, obligations of real estate mortgage investment conduits and similar assets. For purposes of Articles 5.5 and 5.7, “Mortgage Assets” excludes the effect of the consolidation of Seller’s mortgage-backed security trusts into Seller’s financial statements (and, for the avoidance of doubt, is intended to be equal to the unpaid principal balance of Seller’s retained mortgage portfolio as set forth in Seller’s periodic reports filed with the U.S. Securities and Exchange Commission).

Article 1 of the Agreement is hereby amended by deleting the definition of “Multifamily Mortgage Asset”.

B.Amendment to Article 5.3 (Relating to Conservatorship)

Article 5.3 of the Agreement is hereby amended to read as follows:

5.3. Conservatorship. Seller shall not (and Conservator, by its signature below, agrees that it shall not), without the prior written consent of Purchaser, terminate, seek termination of or permit to be terminated the conservatorship of Seller pursuant to Section 1367 of the FHE Act, other than in connection with a receivership pursuant to Section 1367(a)(4) of the FHE Act.

C.Amendments to Article 5 (Deleting Articles 5.12(c), 5.13, 5.14(a) and 5.14(b) and Modifying Article 5.14(a)(iii))

Articles 5.12 and 5.14 of the Agreement are hereby amended by deleting Articles 5.12(c), 5.14(a), and 5.14(b); renumbering Article 5.12(d) as Article 5.12(c) and Article 5.14(c) as Article 5.14(a); and adding “and” at the end of Article 5.12(b)(iii).

Article 5.13 of the Agreement is hereby amended to read as follows:

5.13 [Reserved]

Article 5.14 of the Agreement is hereby amended by modifying Article 5.14(a)(iii), as amended hereby, to read as follows:

(iii) a Single-Family Mortgage Loan secured by an investment property;

D.Amendment to Article 5.15 (Relating to Capital Covenant)

Article 5.15 of the Agreement is hereby amended to read as follows:

5.15. Capital Covenant. Seller shall comply with the Enterprise Regulatory Capital Framework.

E.Amendment to Article 6.5 (Relating to Notices)

Article 6.5 of the Agreement is hereby amended to read as follows:

6.5. Notices. Any notices or other communications delivered pursuant to or in connection with this Agreement shall be provided by e-mail to one or more designated recipients identified by each party and shall be effective upon confirmation of receipt by such a designated recipient, provided that such designated recipients may agree in writing to receipt of any such notices or other communications through a method other than e-mail.

II.Amendments to the Certificate

A.Amendment to Section 1 (Relating to Priority)

The second paragraph of Section 1 of the Certificate is hereby amended to read as follows:

The Senior Preferred Stock shall rank prior to the common stock of the Company as provided in this Certificate and shall rank, as to both dividends and distributions upon dissolution, liquidation or winding up of the Company, prior to (a) the shares of preferred stock of the Company designated “5.25% Non-Cumulative Preferred Stock, Series D”, “5.10% Non- Cumulative Preferred Stock, Series E”, “Variable Rate Non-Cumulative Preferred Stock, Series F”, “Variable Rate Non-Cumulative Preferred Stock, Series G”, “5.81% Non-Cumulative Preferred Stock, Series H”, “5.375% Non-Cumulative Preferred Stock, Series I”, “5.125% Non-Cumulative Preferred Stock, Series L”, “4.75% Non-Cumulative Preferred Stock, Series M”, “5.50% Non-Cumulative Preferred Stock, Series N”, “Non-Cumulative Preferred Stock, Series O”, “Non-Cumulative Convertible Series 2004-1 Preferred Stock”, “Variable Rate Non-Cumulative Preferred Stock, Series P”, “6.75% Non-Cumulative Preferred Stock, Series Q”, “7.625% Non-Cumulative Preferred Stock, Series R”, “Fixed-to-

Floating Rate Non-Cumulative Preferred Stock, Series S”, and “8.25% Non-Cumulative Preferred Stock, Series T”, (b) any other capital stock of the Company outstanding on the date of the initial issuance of the Senior Preferred Stock and (c) any capital stock of the Company that may be issued after the date of initial issuance of the Senior Preferred Stock.

B.Amendment to Section 3(b) (Relating to Notices)

Section 3(b) of the Certificate is hereby amended to read as follows:

(b) In the event the Company shall pay down of the Liquidation Preference of the Senior Preferred Stock as aforesaid, notice of such pay down shall be provided by the Company by e-mail, neither less than 10 nor more than 45 days preceding the date fixed for the payment, to one or more designated recipients identified by each holder of record of the shares of the Senior Preferred Stock and shall be effective upon confirmation of receipt by such a designated recipient, provided that such designated recipients may agree in writing to receipt of any such notices through a method other than e-mail. Each such notice shall state the amount by which the Liquidation Preference of each share shall be reduced and the pay down date.

C.Amendment to Section 10(f) (Relating to Notices)

Section 10(f) of the Certificate is hereby amended to read as follows:

(f) Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be (i) given or served to or upon the Company or (ii) given or served by the Company shall, in each case, be provided by e-mail to one or more designated recipients identified by each relevant party and shall be effective upon confirmation of receipt by such a designated recipient, provided that such designated recipients may agree in writing to receipt of any such notices, demands or other communications through a method other than e-mail.

III. Amendment to the Warrant

A.Amendment to Section 11 (Relating to Notices)

Section 11 of the Warrant is hereby amended to read as follows:

11. Notices, Etc. All notices required or permitted hereunder shall be provided by e-mail to one or more designated recipients identified by the Holder and the Company and shall be effective upon confirmation of receipt by such a designated recipient, provided that such designated recipients may agree in writing to receipt of any such notices through a method other than e-mail.

IV. Severability

If any provision of this letter agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this letter agreement shall not be affected thereby.

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Sincerely,

/s/ Janet L. Yellen

Janet L. Yellen

Agreed and Accepted:

Federal National Mortgage Association, by
Federal Housing Finance Agency, its Conservator

/s/ Sandra L. Thompson

Sandra L. Thompson
Director